Exhibit 10.c vii
MASCO CORPORATION
NON-EMPLOYEE DIRECTORS COMPENSATION PROGRAM
UNDER THE 2024 LONG TERM STOCK INCENTIVE PLAN
This Non-Employee Directors Compensation Program (the “Program”) describes the compensation to be paid to non-employee directors of Masco Corporation (the “Company”). Under this Program, an “Eligible Director” is any director of the Company who is not an employee of the Company and who receives a fee for services as a director. Eligible Directors will receive an annual retainer for their service, as described in this Program. Terms not defined in this Program have the meanings given to them in the Company’s 2024 Long Term Stock Incentive Plan, as amended from time to time (the “Plan”).

Section 1. Annual Retainer

Eligible Directors will receive an annual retainer for their service during the Annual Director Compensation Period (as defined in Section 4(b)(ii) of the Plan), in such amount as determined by the Board from time to time. The annual retainer will be paid in a combination of cash and an Equity Retainer (as defined in Section 2(a)), in such proportion as determined by the Board.

Section 2. Equity Retainer
(a)Composition and Amount of Equity Retainer. The equity retainer to be granted to Eligible Directors shall be comprised of restricted stock units and shall be determined by the Board of Directors from time to time (the “Equity Retainer”). Restricted Stock Units (“RSUs”) are bookkeeping entries that give the Eligible Director the right to receive shares of Company common stock (“Shares”) on a one-to-one RSU-to-Share basis upon vesting, as set forth in the vesting schedule in the RSU Award Agreement, subject to the terms and conditions set forth herein and in the Award Agreement.
(i) Adjustment to Amount or Terms of Award. The Board shall have sole discretion to adjust the amount of the Equity Retainer to be paid in the form of RSUs and the terms of any such RSU Award. Except as the Board may otherwise determine, any increase or decrease in an Eligible Director’s annual retainer during an Annual Director Compensation Period with respect to which such Eligible Director has already been granted an RSU Award shall be implemented by increasing or decreasing the cash portion of such Eligible Director’s annual retainer.
(ii) Limitation on Equity Retainer. Notwithstanding the foregoing or anything to the contrary herein, the maximum Equity Retainer granted to an Eligible Director during the Annual Director Compensation Period shall not exceed the limit set forth in Section 4(b)(ii) of the Plan.
(b)Grant of RSU Award.
(i)    Directors Serving At and Following the Annual Meeting. Each person who is or becomes an Eligible Director on the date of the Company’s annual meeting of stockholders (the “Annual Meeting”) and whose service on the Board is expected to

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Exhibit 10.c vii
continue following such meeting shall be granted his or her RSU Award at the first meeting of the Board of Directors that takes place on or after the date of the Annual Meeting. The number of RSUs to be issued to each such Eligible Director shall be that number of RSUs equal to the dollar amount of the Equity Retainer, divided by the closing price of the Company’s common stock on the grant date, rounded to the nearest ten units.
(ii)    Directors Commencing Service After the Annual Meeting. If an Eligible Director begins serving as a director on a date other than the date of an Annual Meeting, his or her RSU Award shall be pro-rated to reflect the partial service provided by such Eligible Director during such Annual Director Compensation Period. The RSU Award shall be granted at the first meeting of the Board of Directors that takes place on or after the date such Eligible Director is elected or appointed to the Board, or, if such meeting occurs during a quarterly or special blackout period, the first trading day after the date on which such blackout period has concluded (the “Effective Date”). The number of RSUs to be issued to each such Eligible Director shall be that number of RSUs equal to the dollar amount of the Equity Retainer, divided by the closing price of the Company’s common stock on the Effective Date, rounded to the nearest ten units.
(c)Dividend Equivalents. Promptly after each date on which the RSUs vest, the Company will pay to the Eligible Director an amount in cash (subject to any applicable taxes or charges) equal to the sum of the regular quarterly per share cash dividends, if any, paid by the Company to holders of record on or after the Grant Date (the “Dividend Equivalent”) multiplied by the number of RSUs then vesting in Shares. If, prior to the final vesting date of an Award hereunder (the “Final Vesting Date”), there is a record date for the Company’s regularly quarterly cash dividend that will be payable after the Final Vesting Date, then as soon as practicable after the later of the date the RSUs are settled in Shares or the date the declared dividend is paid to shareholders generally, the Company shall pay the Eligible Director the Dividend Equivalent on the RSUs that were held by such Eligible Director on such record date, calculated as provided above. Except for the payment of Dividend Equivalents, an Eligible Director shall have no right to receive any payment on account of any dividend or other distribution on the underlying Shares. Dividend Equivalents may not be paid until the vesting of the RSUs.
(d)No Voting or Other Rights. Until the RSUs vest and are settled as Shares, an Eligible Director shall not have voting rights with respect to the RSUs or the underlying Shares, and an Eligible Director will not be able to sell, encumber or otherwise transfer the RSUs or the underlying Shares except in accordance with the terms of the Plan.
Section 3. Termination of Services as a Director
(a)Retirement. If an Eligible Director’s term of service as a director is terminated by reason of retirement on or after normal retirement age for a director as set forth in the Company’s Corporate Governance Guidelines (“Retirement”), any RSU Award held by such Eligible Director shall continue to vest in the same manner as if such Eligible Director’s term of service had not terminated.

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Exhibit 10.c vii
(b)Death or Disability. If an Eligible Director’s term of service as a director is terminated by reason of death or Disability or, if following termination or Retirement as a director, a former director dies while continuing to have rights under any RSU Awards, upon such death or termination by reason of Disability, any such RSUs shall immediately vest and be settled in Shares.
(c)Forfeiture. If an Eligible Director’s term of service as a director terminates for any reason other than as a result of Retirement, death or Disability, all RSUs held by such Eligible Director that remain subject to restrictions shall be forfeited and transferred back to the Company on the date of such termination; provided, however, that any RSUs that remain subject to restrictions but that would have vested within one year following the Eligible Director’s termination of service shall vest on a pro-rata basis, as determined by the Board.
For purposes hereof, “Disability” shall be deemed to refer to the meaning of “Disability” as set forth by the Social Security Administration as of the applicable time.
Section 4. Change in Control
All unvested RSUs shall immediately become vested upon a Change in Control; provided that an Eligible Director is serving as a member of the Board immediately prior to the consummation of the Change in Control transaction.

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Exhibit 10.c vii
Section 5. Section 409 of the Internal Revenue Code

(a)This Program and any Award Agreement hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code (“Section 409A of the Code”), and the provisions of this Award Agreement and the Program shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code. If any term or condition of this Award Agreement or any provision of the Program would otherwise frustrate or conflict with this intent, the term or condition or provision shall be interpreted and deemed amended so as to avoid this conflict.
(b)Notwithstanding anything in the Program to the contrary, if the Company considers an Eligible Director to be a “specified employee” under Section 409A of the Code at the time of such Eligible Director’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Eligible Director with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Eligible Director incurring interest or additional tax under Section 409A of the Code. The right to any “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations) shall be treated separately from the right to other amounts under the Award. To the extent an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), such Eligible Director’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Program or any Award Agreement hereunder is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by an Eligible Director on account of noncompliance with Section 409A of the Code.
Section 5. Termination, Modification or Suspension
The Board may terminate, modify or suspend the Program at any time as it may deem advisable.
Section 6. Governing Law
    The Program shall be governed by and interpreted in accordance with Michigan law.

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